Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
FOURTH QUARTER AND FISCAL 2013 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 25, 2013 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1074 or (612) 288-0329 at least five minutes prior to the call and referencing code 304712. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 304712.

Discussion of Business and Financial Highlights
In our press release today, Nuance reported:

•
Non-GAAP revenue in our fourth quarter fiscal 2013 of $490.4 million, compared to $490.1 million a year ago.  Non-GAAP revenue in fiscal year 2013 of $1,957.7 million, up 12.6% from $1,738.1 million in 2012.  GAAP revenue in the fourth quarter fiscal 2013 was $472.2 million, compared to $468.8 million a year ago. GAAP revenue in fiscal year 2013 of $1,855.3 million, up 12.3% from $1,651.5 million in 2012.

•
Non-GAAP net income in our fourth quarter fiscal 2013 of $95.2 million, or $0.30 per share, compared to $164.9 million, or $0.51 per share, a year ago. Fiscal 2013 non-GAAP net income of $428.0 million, or $1.33 per share, compared to $555.9 million, or $1.73 per share, in 2012.  GAAP net loss in the fourth quarter fiscal 2013 of $(32.3) million, or $(0.10) per share, compared to GAAP net income $117.6 million, or $0.36 per share, a year ago.  Fiscal 2013 GAAP net loss of $(115.2) million, or $(0.37) per share, compared to $207.1 million, or $0.65 per share, in 2012.

•	Non-GAAP operating margin was 25.3% for the fourth quarter fiscal 2013, compared to 37.2% a year ago. Non-GAAP operating margin was 27.9% for fiscal 2013, compared to 35.8% in 2012.

•
Operating cash flow in the fourth quarter of $93.5 million, up from $85.5 million the third quarter and down from $141.5 million a year ago.  Operating cash flow in fiscal 2013 of $395.0 million compared to $473.0 million in 2012.  Nuance ended fiscal 2013 with a balance of cash, cash equivalents and marketable securities of $846.8 million.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

During fiscal 2013, we delivered record revenues and strong bookings, and strengthened our strategic position in attractive growth markets including healthcare IT, cloud-connected consumer electronics, connected cars and multi-channel customer service automation. We are advancing our mission to create intelligent systems that reinvent the relationship between people and technology.

We occupy an enviable position in our markets because of our unique combination of competencies. We possess the deep technical expertise and IP that are required to build intelligent systems with voice and natural language understanding capabilities in dozens of languages. Our professional services organization can support large-scale, global projects implementing these intelligent systems for some of the world’s largest and most admired companies. And, we offer flexible business models that allow our customers to deploy differentiated solutions that are consistent with their brand promise and their business practices.

Our financial performance in fiscal 2013 reflects several essential dynamics in our business that we expect to continue into fiscal 2014 and beyond:

•	We are securing attractive competitive positions in significant, new markets;

•	We are addressing these opportunities by integrating our core technologies into broader, more complex and innovative solutions that require significant investments in R&D and infrastructure; and,

•
These solutions require significant design and implementation services, and often are operated through cloud-based delivery models, resulting in an increase in services and other recurring revenue models.

We are bringing a new generation of broader solutions and opportunities to each of our markets. In healthcare, we have expanded from primarily speech-recognition driven information management to CLU-driven coding and revenue cycle management, and we are adding support for mobile applications and intelligent virtual assistants. In our mobile and consumer business, virtual assistants continue to become more robust. These assistants cover more tasks, are expanding to new devices and use cases, are improving coordination of information across devices and contexts, and are incorporating access to third-party applications. In our enterprise solutions, we are supporting virtual assistant customer care through mobile applications and Web sites, and improving the coordination of information and interaction across multiple channels, to address changing customer expectations of the customer care experience.

In fiscal 2013, we made significant strategic progress on this next generation of offerings by delivering new intelligent systems. In our Mobile business, we delivered solutions for a broad array of connected devices and cars for leading brands including Samsung, Intel, Ford and Toyota. Our Enterprise business delivered multi-channel, automated customer service solutions to many large customers, including Barclays, Banco Santander, Delta, Geico, NYC311, Telstra, the U.S. Social Security Administration and USAA. We secured over 50 new customers for our Clintegrity solutions, demonstrating a broad market acceptance of a more strategic Nuance footprint in healthcare IT.

These efforts to extend our technology lead and expand our markets required significant R&D investments in fiscal 2013, which will continue into fiscal 2014. We launched a new innovation center in Cambridge, MA, and further expanded our artificial intelligence labs and personnel in Silicon Valley. We believe that Nuance has established and is extending a leadership position in voice and language processing, and delivery of intelligent virtual assistants. One measure of our market leadership is our extensive intellectual property; in fiscal 2013 our team delivered 134 new patent applications, bringing our total portfolio of patents and patent applications to more than 4,100. These investments are resulting in lower margins in the near term, but we expect them to accrue to renewed growth, particularly in recurring revenue, and improved profitability in fiscal 2015 and beyond.

In fiscal 2013, our financial results also reflected the continuing previously mentioned transition of our business model, which we expect to continue through fiscal 2014. This transition is primarily characterized by an increasing concentration of our revenue coming from on-demand, term-based, subscription or transactional pricing models, which are recognized over time, and a decreasing proportion of our revenues coming from perpetual license models. This transition is best evidenced by the increase in on-demand revenue from 26% of revenue in FY 11 to 32% of revenue in FY 13, and the decrease in product and licensing revenue from 47% to 42% of revenue over the same period. Even within the product and licensing category, we are seeing more term-based, subscription and transactional pricing models. In the context of this transition, bookings are a more significant measure to track our progress toward stronger and more predictable long-term revenues. In the guidance section of this document, we introduce bookings as a new reporting metric to provide additional evidence of our future revenue growth.

Discussion of Non-GAAP Revenue
Nuance’s fiscal 2013 non-GAAP revenue grew by 12.6% compared to fiscal 2012, led by 36.2% growth in our Healthcare business unit and 27.7% growth in Nuance-wide on-demand services. This growth was driven by strong performance from our Dragon Medical and Automotive offerings, and the impact of our acquisitions of Quantim, J.A. Thomas and Accentus, counterbalanced by some pressure on our Mobile handset, Dragon desktop and Healthcare transcription businesses. These same elements were the primary drivers of slightly negative organic growth for 2013. The United States contributed 72% of non-GAAP revenue and international contributed 28% in fiscal 2013.

Table: Non-GAAP Revenue by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013
Healthcare	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4	$229.3	$238.1	$226.7	$911.6
Yr/Yr Organic Growth*	17%	15%	9%	5%	11%	3%	2%	2%	(2)%	1%
Mobile & Consumer	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7	$116.2	$111.0	$120.3	$479.2
Yr/Yr Organic Growth*	19%	13%	34%	27%	23%	19%	(2)%	(19)%	(24)%	(8)%
Enterprise	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7	$74.5	$78.9	$86.4	$323.5
Yr/Yr Organic Growth*	0%	19%	1%	9%	7%	11%	(20)%	8%	(4)%	(2)%
Imaging	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6	$64.0	$62.8	$57.0	$243.4
Yr/Yr Organic Growth*	7%	9%	5%	5%	7%	6%	(10)%	(4)%	(9)%	(5)%
Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8	$490.4	$1,957.7
Yr/Yr Organic Growth*	13%	14%	13%	12%	13%	9%	(5)%	(4)%	(9)%	(3)%

*
Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Revenue by Type

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013
Product and Licensing	$183.0	$201.0	$203.8	$226.8	$814.6	$219.5	$197.8	$205.5	$203.2	$823.8
% of Revenue	48%	48%	45%	46%	47%	45%	41%	42%	42%	42%
Professional Services	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0	$56.8	$57.4	$55.7	$226.0
% of Revenue	10%	11%	11%	11%	10%	11%	12%	12%	11%	12%
On-demand	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3	$164.3	$159.0	$158.9	$633.6
% of Revenue	27%	27%	30%	30%	29%	31%	34%	32%	32%	32%
Maintenance and Support	$58.4	$60.1	$61.4	$63.6	$243.5	$65.6	$65.1	$68.9	$72.6	$274.3
% of Revenue	15%	14%	14%	13%	14%	13%	13%	14%	15%	14%
Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8	$490.4	$1,957.7

As we have noted, we expect that an increasing portion of our revenue will come from on-demand services. At the end of Q4 13, the estimated three-year value of total on‑demand contracts was $2,084.1 million, up 9.3% from $1,906.4 million at the end of Q4 12, evidencing our continued progress in securing recurring revenue streams. On-demand contract growth benefitted from bookings as well as contributions from acquisitions.

Discussion of Segment Profit Trends
Segment profit reflects the direct, controllable costs of each segment, combined with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

For Q4 13 and FY 13, operating margins declined relative to prior year by 11% and 8%, respectively. These results were largely driven by our Healthcare and Mobile segments. In Healthcare, segment profit and margin fell due to costs to build out infrastructure and deploy our Clintegrity offering, gross margin pressure in our transcription business, the acquisition of businesses that are not yet fully at scale and therefore have lower margins, and increased investments in research and development. In our Mobile & Consumer segment, profit and margin fell due to shift in revenue mix from product and license revenue to on-demand and professional services, the cost to deploy large solutions for key customers, and increased investment in R&D associated with developing our newest generation of on-demand solutions.

Table: Non-GAAP Profit by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013
Healthcare	$74.0	$69.7	$85.8	$85.4	$314.9	$89.1	$89.6	$94.8	$78.7	$352.2
Segment Profit as % of Segment Revenue	51%	46%	47%	45%	47%	41%	39%	40%	35%	39%
Mobile & Consumer	$34.8	$49.7	$65.1	$77.9	$227.6	$39.8	$36.7	$32.2	$34.3	$143.0
Segment Profit as % of Segment Revenue	32%	43%	49%	51%	45%	30%	32%	29%	29%	30%
Enterprise	$15.1	$32.6	$15.4	$27.7	$90.8	$21.7	$13.4	$20.0	$23.8	$78.9
Segment Profit as % of Segment Revenue	20%	36%	21%	31%	27%	26%	18%	25%	28%	24%
Imaging	$20.9	$28.0	$21.9	$20.9	$91.6	$23.1	$27.6	$25.0	$22.5	$98.2
Segment Profit as % of Segment Revenue	40%	46%	39%	36%	40%	39%	43%	40%	39%	40%
Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7	$167.3	$172.0	$159.3	$672.3
Total segment profit as % of total segment revenue	38%	43%	42%	43%	42%	35%	35%	35%	32%	34%

Discussion of Segment Trends and Results

Healthcare Solutions.  The healthcare industry is under significant and mounting pressure to modernize their use of medical information in order to improve the efficiency and efficacy of patient care, all while streamlining operations and reducing costs.  Within our healthcare business, we address these needs by providing solutions and services that intelligently capture the patient encounter with the physician, automate the captured clinical documentation and classification of clinical information, and by delivering an end-to-end system that streamlines the process and improves the quality of clinical information.  We are leveraging our industry leadership in clinical documentation, medical voice recognition and clinical language understanding (CLU) technologies to expand and accelerate our market opportunity by introducing innovative and intelligent solutions that automate and improve the quality of documentation as well as coding and billing processes for our healthcare customers.

Clinical Documentation Solutions.  We are driving a migration from systems that transcribe traditional, unstructured documents to systems that create structured information and integrate directly with electronic healthcare records (EHR).  Healthcare customers utilize Nuance solutions in two modes. First, a traditional transcription approach where a physician dictates and documentation is generated by transcribing dictated audio through a workflow that leverages speech recognition and a transcriptionist-driven editing process. We are the leading provider in this market, primarily through our industry-leading eScription software and transcription services, which are priced on a usage basis. The second mode of documentation is where a physician speaks directly into electronic medical record software using speech recognition technologies.  Nuance's Dragon Medical for physicians and Powerscribe for radiologists are the market leading solutions in the EHR market.  We sell directly to large integrated delivery networks and hospitals, and also through strategic partnerships with EHR and diagnostics solution providers.  Our Dragon Medical 360 and PowerScribe360 products have traditionally been offered through a perpetual license coupled with maintenance.  As our customer adoption and market share grows, we are seeing a positive shift in licensing models of these products from perpetual to on-demand and term licensing models.

In aggregate, we continue to make good progress in the clinical documentation market.  EHR adoption and the broader demand for efficiency in healthcare IT are driving strong growth and bookings in Dragon Medical and Powerscribe.  In fiscal 2013, we introduced new versions of our Dragon Medical products and next week at RSNA, the premier diagnostics industry event, we will introduce our next generation PowerScribe offerings.  We expanded our partnerships with industry leading EMR vendors, including Cerner, eClinicalWorks, Epic and Meditech, who are incorporating our speech and CLU technology in their EHR and mobile offerings.  We signed a significant contract with the US Veterans Administration hospital system.  Over the past year, we have seen strong adoption of our development platform, evidenced by over 700 application development partners who are embedding Nuance capabilities into their applications.  For fiscal 2013, our Dragon Medical revenue grew 16.4% and our Diagnostics revenue grew 11.3%, compared to 2012.

We also are driving significant growth in traditional on-demand transcription revenue both from acquisitions and new bookings.  In Q4 13, the run-rate of lines transcribed in our Healthcare on-demand business was 5.075 billion lines per year, up 5% from a run-rate of 4.840 billion lines per year in Q4 12.  We had several key competitive wins against our primary competitor, comprising both competitive replacements and new deployments.  In addition, we are expanding our target market by packaging solutions for the mid-market and ambulatory care segments.  However, these positive trends are counterbalanced by the impact to our traditional transcription solutions as customers migrate to EHR solutions.

In fiscal 2014, we plan to continue investing in our clinical documentation solutions as customers look to Nuance to provide full solutions across their documentation needs.  We expect to deliver strong bookings growth in our clinical documentation business where a greater proportion of our Dragon Medical and Powerscribe revenues will come from term and on-demand models.  Increasing term and on-demand licenses compared to perpetual licenses will increase our recurring revenue streams, but elongate the period over which bookings are recognized as revenue.  This creates a model shift from upfront to elongated revenue streams within the license category, in addition to the model shift between the license and on-demand categories.

Clinical Information Management Solutions.  Healthcare clinical information management today is a highly specialized, labor-intensive function.  In fiscal 2013, we introduced the Clintegrity family of solutions that automate the clinical documentation chain and support the industry’s complex transition to ICD-10.  Clintegrity allows clinicians to create complete and compliant documentation within their EHR while simultaneously providing computer-assisted solutions that improve downstream coding, CDI and quality reporting. Our Clintegrity solutions are sold primarily as a combination of on-demand services and term licenses.

An important trend in this market is the impending change in the coding standard from ICD-9 to ICD-10, which is scheduled to take effect in October 2014.  The new coding standard will significantly increase the number of codes used in billing systems, raising labor costs and increasing the value of automation.  Customers are adopting our solutions under the current billing standard, and the migration to ICD-10 is creating an imperative to increase automation of this important workflow.

These dynamics have fueled demand for our offerings that address clinical information workflow.  In fiscal 2013, our revenue in this market exceeded $100 million, above our initial guidance.  In Q4 13, we announced availability of our expanded Clintegrity line of products. We entered into contracts to serve 35 new customers for our CDI solutions and we expanded our partnership with Cerner to include our clinical documentation improvement solution.  We also introduced a beta version of our Computer-Assisted CDI solutions. We expect to continue significant investments in these solutions, particularly through new product launches and deeper integration with our clinical documentation solutions.

Mobile & Consumer Solutions. Within our Mobile & Consumer business, we provide solutions for: mobile phones, tablets, televisions, automobiles, personal computers, mobile operators and an increasing number of consumer electronics. Throughout fiscal 2013, we have driven a transition in this segment to more comprehensive, cloud-based solutions across a variety of devices and products as we have seen continued strong demand for differentiated, natural language virtual assistants and other solutions.

Nuance has secured a strong strategic position in the rapidly growing market of connected consumer devices and products through our ability to deliver comprehensive intelligent systems powered by leading technology across a broad number of languages. We have secured design wins with leading providers across many solution categories owing to our technical capability, our ability to develop customized, differentiated systems and our business model flexibility.

Our success is evidenced through the growing adoption and use of our cloud-based system, Nuance Cloud Services. In fiscal 2013, we processed 7 billion transactions, representing over 100% growth from fiscal 2012. In September 2013, we served 88 million unique monthly active users overall and we expect that number to grow to over 100 million users by December 2013. Growth in unique monthly users is an important measure of our potential in this business, an indicator of the continued proliferation of connected devices and the stickiness of our solutions.

While we hold strong positions with the market share leaders in smartphones and televisions, we have seen a decline in revenue and segment profit based on the previously mentioned revenue transition, weakness in the Dragon desktop consumer business, driven by product lifecycle and overall weakness in desktop software sales, and an increased investment in R&D to secure and expand our technical leadership in cloud-based speech systems and natural language understanding.

Mobile Phones and Consumer Electronics Solutions. We provide software, custom design and implementation services, and cloud-based services for a variety of mobile devices and other consumer electronics including handsets, tablets, televisions, robotics and wearable devices. Our solutions have grown in scope, customization and complexity and increasingly require a broader set of technologies, including embedded speech recognition, cloud-based speech recognition, natural language understanding, dialog management, text-to-speech and enhanced text input. We have added a recurring, on-demand component to our revenue model with these more comprehensive solutions. In addition, Nuance and our customers have increasingly preferred royalty plus on-demand pricing models to fixed fee pricing models. As a result, the amount of fixed fee revenue received in fiscal 2013 declined significantly and is being replaced by a growing stream of royalty and on-demand revenue that is recognized over time as devices are shipped and used. Although this has a negative impact on near-term revenue, we believe this model will build a stronger and more predictable revenue stream over time.

Our market opportunity continues to grow as more cloud-connected devices are introduced, increasing the number of systems that can connect to Nuance Cloud Services. A new generation of virtual assistants and intelligent systems are being deployed across this growing number of consumer devices, expanding from mobile phones, tablets and TVs to include personal computers via our Intel relationship and wearable technology, including the new Samsung Galaxy Gear Smart Watch and additional categories under development at our OEM customers.

Automobile Solutions. The automotive market is rapidly embracing the concept of the connected car. Like our mobile and consumer electronics solutions, our automotive solutions are increasing in scope and complexity, requiring us to provide a growing set of technologies and a greater level of design and professional services. As a result, we have expanded our strong foundation of automotive technology, design services and manufacturer relationships to take advantage of the connected car opportunity. We launched our next generation of Dragon Drive this month, combining significant internal R&D and our new Tweddle Connect car platform via our Tweddle Connect solution.

We have seen successful implementations of connected car applications with BMW and Toyota and we have recently secured our first new design win for the combined platform. These new solutions incorporate a voice-enabled dialog to give drivers access to downloadable applications, presented and connected through the in-car head-unit and the driver’s smartphone. This comprehensive and user-friendly solution commands significantly higher prices than narrower solutions and purely embedded, in-dash systems.

In fiscal 2014, we expect to see continued growth in our core automotive solutions, accompanied by an increase in on-demand bookings for connected cars.

Dragon Desktop Solutions. After a strong launch year in FY 12, revenue for the desktop versions of our Dragon products declined in FY 13. Dragon revenue was also influenced by overall weakness in the desktop software category, especially in Europe. We are developing additional pricing models and new OEM relationships to build additional channels for Dragon, including most notably the Dragon Assistant solution through our partnership with Intel that will generate growing revenues during the second half of fiscal 2014. This new model and channel will result in less perpetual license revenue, but will generate an ongoing royalty plus on-demand revenue stream as devices are shipped and used. Recent progress includes the availability of Dragon Assistant across 13 different Intel Ultrabook models and All-in-Ones from Acer, Asus, Lenovo and Toshiba. In fiscal 2014, we expect both ramping volumes and new design wins to contribute to revenue growth. We also expect to continue to expand the breadth of our solutions and introduce new versions of the Dragon products. In addition, we are evaluating subscription and cloud-based pricing models for our Dragon desktop products.

Voicemail-to-Text Solutions. In our voicemail-to-text market, fiscal 2013 revenue grew 22% compared to fiscal 2012 revenue, due to in part to our Ditech acquisition. In September 2013, we had 23 million active users per month, up 15% from September 2012. We delivered strong bookings in Q4 13, which will contribute to revenue growth in fiscal 2014. In addition, we have already signed several new contracts in fiscal 2014 and have a strong pipeline of new opportunities. We expect continued revenue growth as we deploy services from recent wins and expect continued strong bookings.

Enterprise Solutions. Within our Enterprise business, we deliver a portfolio of automated customer service, business intelligence and security solutions designed to help enterprises better support, understand and communicate with their customers. Our solutions include the use of technologies such as voice recognition, natural language understanding, text-to-speech, voice biometrics, virtual assistants and analytics to enhance the way organizations engage with and provide service to their customers and engagement.

Our Enterprise solutions are used to automate both inbound and outbound call center interactions, which are delivered as on-premise software or on-demand services. Our solutions are delivered by global and regional channel partners, including Avaya, Cisco, Genesis, and Huawei, and through Nuance Professional Services, which provides specialized design, development and management services around the world.

This market is undergoing a significant shift as consumers now expect to receive high-quality service across many channels, including telephone, web and mobile applications. As a result, organizations are demanding customer service solutions that can span across multiple customer service channels to meet their users’ preferences. Within the industry this is referred to as multi-channel customer service.

We have expanded our cloud-based, multi-channel portfolio, successfully leveraging our speech recognition, text-to-speech offerings, voice biometrics and natural language technologies as differentiators in the market. We have introduced two new intelligent virtual assistant services, Nina Mobile and Nina Web, expanded our outbound customer engagement services, and implemented voice biometrics in the cloud. We have also expanded our professional services team worldwide, both to support the increased demand of our cloud services and to enhance coverage for on-premise deployments.

In fiscal 2013, we delivered record professional services revenue. We delivered record voice biometrics revenue, capitalizing on demand that built throughout the year, with wins at Charles Schwab, DBS Bank, Garanti Bank, iiNet, ING, and Vodacom. We deployed services under prior contract wins with Geico, NYC311, Scotiabank, U.K. HM Revenue & Customs, and launched a cloud-based outbound solution at Delta. We launched new versions of our voice biometrics, Nina Mobile and Nina Agent solutions.

In fiscal 2014, we expect continued professional services revenue growth, and significant growth in bookings for our on-demand IVR inbound/outbound, voice biometrics, Nina Mobile and Nina Web solutions. We continue to invest in differentiated multi-channel solutions, and we expect to earn multi-channel design wins both within our existing customer base and at new customers.

Imaging Solutions. The proliferation of network and Internet connected multifunction printers (MFP) has increased the need to efficiently manage printers and enforce printing policies. Our document imaging, print management and PDF offerings reduce the costs associated with paper documents through scanning, document management and electronic routing solutions. We offer our products to MFP manufacturers, home offices, small businesses and enterprise customers. Our applications combine network scanning, network print management and PDF creation to quickly enable distribution of documents to users’ desktops or enterprise applications. We increasingly offer our managed print and scan solutions through multifunction printer (MFP) makers such as Brother, Canon, Dell, HP and Xerox, which bundle our solutions with multifunction devices, digital copiers, printers and scanners.

Our revenue and bookings performance in fiscal 2013 benefited from a privileged position in MFP print solutions and we expect that momentum to continue in fiscal 2014. These services generate significant recurring revenues. We also expect to migrate some of our traditional packaged software sales to a subscription model. In fiscal 2012 and 2013, the Imaging business delivered 40% segment margin and strong cash flows, both of which we expect to continue in fiscal 2014.

Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q4 13, cost of revenue was $178.8 million, for a gross margin of 63.5%, compared to Q4 12 gross margin of 69.6%. The decline in total gross margin was driven by revenue mix shift both in our existing business and due to the impact of acquisitions, major customer deliveries, and infrastructure costs to support the growth of hosted services. In fiscal 2012, 47% of our revenue came from the product and licensing category and 39% from the professional services and hosting category. In fiscal 2013, product and licensing represented 42% of revenue and professional services and hosting contributed 44%.

Gross margin for product and licensing was 87.6% in Q4 13 compared to 89.5% a year ago, due to a mix shift within the product and licensing category.

Gross margin for professional services and hosting fell to 33.9% in Q4 13 from 43.2% a year ago, primarily due to the deployment of large design and implementation teams to deliver on major customer contracts. Acquisitions contributed to margin pressure, as we acquired businesses for our healthcare division that have a large service component, yet are not fully scaled and are at a stage that requires significant infrastructure and labor investments for deployments. In addition, we incurred significant cost of deployment of on-demand service platforms that are designed to support significant scale.

Gross margin for maintenance and support was 83.8% in Q4 13 compared to 81.1% in Q4 12.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q4 13, operating margin was 25.3%, compared to 37.2% in Q4 12. Beyond the impact of lower gross margin, operating margin decline was driven by increased investments in R&D, primarily related to mobile, NLU and healthcare-related technologies, as well as year-end sales expenses. In addition, we made a significant investment in fiscal 2013 to protect our substantial patent portfolio, reflected in increased spending on patent litigation and patent prosecution activities. We expect significant investments in R&D to continue in fiscal 2014.

Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q4 13 cash flow from operations of $93.5 million, compared to $141.5 million in Q4 12. We note that the ratio of CFFO to non-GAAP net income increased from 85% in fiscal 2012 to 92% in fiscal 2013, reflecting the increasing impact of recurring revenue models. Included in the Q4 13 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $11.9 million.  Capital expenditures totaled $13.9 million for Q4 13, and depreciation was $11.6 million for Q4 13. As of September 30, 2013, our balance of cash, cash equivalents and marketable securities was approximately $846.8 million.

Share Repurchase Update
As of September 30, 2013, we had repurchased 9.805 million shares of our common stock, for a total amount of $184.4 million at an average price per share of $18.81.

Days Sales Outstanding (DSO)
In Q4 13, DSO was 71 days, compared to 73 days in Q4 12.

	Q1 12	Q2 12	Q3 12	Q4 12	Q1 13	Q2 13	Q3 13	Q4 13
DSO	76	73	70	73	74	71	71	71

Deferred Revenue
Total deferred revenue increased from $315.1 million at the end of Q4 12 to $414.6 million at the end of Q4 13, and current deferred revenue increased from $206.6 million to $253.8 million over the same period. The increase in deferred revenue was primarily attributable to continued growth in healthcare and imaging maintenance and support arrangements, new mobile on-demand service offerings where a portion of the fees are collected upfront, and the emergence of Healthcare term and subscription software arrangements that are recognized ratably.

Discussion of Fiscal and Q1 2014 Guidance and Outlook
Three important trends influenced our financial performance in FY13: our extension into new markets; our development and deployment of new, innovative, and more comprehensive solutions across our businesses; and, the increasing prevalence of recurring revenue models. We expect all of these trends to remain prevalent during fiscal 2014.

As noted earlier, we are introducing a bookings forecast into our reported data beginning with this earnings report. (See “Definitions” below for more information on our definition of bookings.) As a baseline, we note that fiscal 2013 bookings were $1.92 billion. We expect fiscal 2014 bookings between $2.15 billion and $2.25 billion, driven in particular by our Enterprise on-demand inbound and outbound offerings, on-demand Healthcare transcription, diagnostics and Clintegrity product lines, and automotive solutions in Mobile driving year-over-year growth rate in bookings of about 15%.

In fiscal 2014, we expect strong revenue growth across many of our product lines, including Enterprise on-demand solutions and on-premise deployments including voice biometrics; Mobile offerings in automotive, voicemail-to-text, and DragonTV; Clintegrity, diagnostics, extension of our on-demand solutions to the mid-market and Dragon Medical in our Healthcare business; and, managed print services in our Imaging business. These positive trends will be offset by EHR erosion in our on-demand Healthcare base, and the consolidation of the smartphone market, as well as accelerating migration of that market to connected services models. More broadly, we will continue to transition to a higher concentration of revenues associated with on-demand, term-based, subscription or transactional pricing models. This transition benefits the business in the medium and long term by increasing recurring revenues and predictability, but will continue to weigh on near-term revenues. Taking into account all these factors, we expect fiscal 2014 non-GAAP revenues between $2,030 million and $2,090 million. We expect fiscal 2014 GAAP revenues to be in the range of between $1,975 million to $2,035 million.

More of our revenues in fiscal 2014 will be derived from on-demand and connected services, as well as engineering and professional services, which will continue to negatively impact our gross margins. We expect to mitigate that decline somewhat in fiscal 2014 as we achieve greater scale and efficiency in our connected services infrastructure and operations, and more broadly achieve efficiency in our other products and services. These efficiencies will be felt more strongly in fiscal 2015. Overall, in fiscal 2014 we expect our blended gross margins this year to be between 61 and 62 percent.

In fiscal 2014, we expect to increase investments in research and development personnel, sales headcount, connected services infrastructure, and advertising and promotional expenses, with the objective of accelerating bookings and organic revenue growth in the second half of this year and in fiscal 2015. In particular, we continue to fund an increasing volume of large-scale engagements in our mobile business, where the demand for advanced, cloud-based services continues to grow. Within healthcare, we similarly have invested in growth initiatives to leverage our voice and clinical language understanding technologies, in new markets and in concert with our EMR partners. We will drive some synergies in cross-division R&D in areas including natural language understanding, but overall we expect operating margins between 22 and 23 percent.

In fiscal 2013, cash flow from operations as a percentage of non-GAAP net income was 92 percent, above our indicated range of 80 to 85 percent. Interest payment timing will continue to impact the quarterly variability of this ratio, as interest expense is accrued each quarter but cash interest payments are made primarily in second and fourth of each year. For the full year, we expect the difference between cash flow from operations and non-GAAP net income to be approximately 95 percent, owing mainly to benefits from timing of cash receipts in subscription and on-demand contracting models.

Net cash interest expenses will be approximately $100 million for the year. We anticipate a net cash tax rate in the mid-single digits.

As noted, as of September 30, 2013, we have spent $184.4 million out of our authorized $500 repurchase plan, repurchasing 9.805 million shares. We expect to continue to execute our repurchase plan in FY 2014, including in the first quarter.

Taking into account these factors, we expect fiscal 2014 non-GAAP EPS between $1.05 to $1.15 and fiscal 2014 GAAP EPS between ($0.58) to ($0.48).

For the first quarter of fiscal 2014, the same elements that impact the full year will apply to our financial performance. We expect to see similar quarterly seasonality of revenues as in past years, and in fact expect revenue to be weighted somewhat toward the back half of the year given bookings-to-revenue conversion timing. We expect that operating profit and EPS will rise over the course of the year as revenue grows and efficiencies are realized. We anticipate Q1 2014 non-GAAP revenue between $477 million to $487 million, and Q1 non-GAAP EPS between $0.18 and $0.21. We expect Q1 2014 GAAP revenue between $458 million and $468 million and Q1 2014 GAAP EPS between $(0.22) and $(0.19).

As we look toward fiscal 2015 and 2016, we expect an increase in our organic growth rate, achieving mid-single digits in fiscal 2015, as we realize the benefits of the increased bookings growth in fiscal 2015, with a further increase in the growth rate in 2016. This growth will be broad-based across our divisions, and driven in particular by:

•
In our Mobile business, accelerating volume for connected services, including from additional participants in the mobile market beyond the two market leaders, including televisions, and wearable devices, and continued strength in the automotive market;

•	In our Enterprise business, continuing progress in our on-demand, authentication and multi-channel offerings,

•	In our Healthcare business, the growing contribution of Clintegrity, mid-market on-demand services, along with the continued growth of our Diagnostics and Dragon Medical products; and,

•	In our Imaging business, the continuing expansion of our managed print services and OEM offerings.

Our gross margins should improve based on the benefits of productivity initiatives. R&D expense growth will continue, but more slowly, and other operating expenses will grow more slowly than revenue. As a result, we expect year-over-year operating margin improvement of 200 to 300 basis points each year.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the contract value of transactions closed and recorded in the period as determined at the time of contract signing. For fixed price contracts, the bookings value represents the total contract value.  For contracts where revenue is based on transaction volume, the bookings value represents the contract price times the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non‑renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated first quarter and FY 14 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2012 and our quarterly reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2013 and 2012, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, Quantim and J.A. Thomas for the three months ended September 30, 2013 and primarily from Quantim, SafeCom, Equitrac and J.A. Thomas for the twelve months ended September 30, 2013, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-

based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as gains or losses on non-controlling strategic equity interests and contributions of $5.0 million to the Nuance Foundation, which was established to provide grants to educational institutions and other non-profit organizations to advance charitable, scientific, literary or educational purposes, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012

Revenues:
Product and licensing	$192,302	$209,227	$753,665	$740,726
Professional services and hosting	208,436	196,886	832,428	673,943
Maintenance and support	71,505	62,668	269,186	236,840
Total revenues	472,243	468,781	1,855,279	1,651,509

Cost of revenues:
Product and licensing	24,285	21,713	99,381	74,837
Professional services and hosting	146,750	122,153	550,881	424,733
Maintenance and support	12,224	12,319	52,705	45,325
Amortization of intangible assets	15,476	15,300	63,583	60,034
Total cost of revenues	198,735	171,485	766,550	604,929

Gross profit	273,508	297,296	1,088,729	1,046,580

Operating expenses:
Research and development	77,673	63,311	292,081	225,441
Sales and marketing	105,812	101,298	420,184	369,205
General and administrative	51,126	47,838	176,654	163,318
Amortization of intangible assets	26,528	24,391	105,258	95,416
Acquisition-related cost, net	6,962	12,374	29,685	58,746
Restructuring and other charges, net	1,716	1,466	16,385	8,268
Total operating expenses	269,817	250,678	1,040,247	920,394

Income from operations	3,691	46,618	48,482	126,186

Other expense, net	(36,556)	(24,969)	(145,162)	(60,884)

(Loss) income before income taxes	(32,865)	21,649	(96,680)	65,302

(Benefit) provision from income taxes	(545)	(95,992)	18,558	(141,833)

Net (loss) income	$(32,320)	$117,641	$(115,238)	$207,135

Net (loss) income per share:
Basic	$(0.10)	$0.38	$(0.37)	$0.67
Diluted	$(0.10)	$0.36	$(0.37)	$0.65

Weighted average common shares outstanding:
Basic	310,944	309,307	313,587	306,371
Diluted	310,944	322,424	313,587	320,822

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2013	September 30, 2012
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$808,118	$1,129,761
Marketable securities	38,728	—
Accounts receivable, net	382,741	381,417
Prepaid expenses and other current assets	179,940	190,128
Total current assets	1,409,527	1,701,306

Land, building and equipment, net	143,465	116,134
Goodwill	3,293,198	2,955,477
Intangible assets, net	953,278	906,538
Other assets	159,135	119,585
Total assets	$5,958,603	$5,799,040

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$246,040	$148,542
Redeemable convertible debentures	—	231,552
Contingent and deferred acquisition payments	—	49,685
Accounts payable and accrued expenses	305,441	328,374
Deferred revenue	253,753	206,610
Total current liabilities	805,234	964,763

Long-term portion of debt	2,108,091	1,735,811
Deferred revenue, net of current portion	160,823	108,481
Other liabilities	246,441	243,279
Total liabilities	3,320,589	3,052,334

Equity component of currently redeemable convertible debentures	—	18,430
Stockholders' equity	2,638,014	2,728,276
Total liabilities and stockholders' equity	$5,958,603	$5,799,040

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net (loss) income	$(32,320)	$117,641	$(115,238)	$207,135
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	53,550	47,665	208,659	187,183
Stock-based compensation	45,217	58,165	159,325	174,581
Non-cash interest expense	11,096	10,709	40,019	35,497
Deferred tax benefit	(1,293)	(92,347)	(2,472)	(151,547)
Loss (gain) on non-controlling strategic equity interest	—	—	790	(13,726)
Other	4,103	504	(6,537)	4,016
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,548)	(21,880)	25,165	(55,210)
Prepaid expenses and other assets	23,237	14,861	10,988	13,881
Accounts payable	(7,028)	153	(26,843)	22,645
Accrued expenses and other liabilities	(12,576)	(2,796)	16,506	8,939
Deferred revenue	11,057	8,781	84,648	39,605
Net cash provided by operating activities	93,495	141,456	395,010	472,999
Cash flows from investing activities:
Capital expenditures	(13,911)	(10,901)	(55,588)	(62,910)
Payments for business and technology acquisitions, net of cash acquired	(32,882)	(229,128)	(607,653)	(884,945)
Purchases of marketable securities and other investments	(38,987)	—	(39,435)	(15,156)
Proceeds from sales and maturities of marketable securities and other investments	8,768	778	8,768	31,789
Change in restricted cash balances	—	—	—	6,747
Net cash used in investing activities	(77,012)	(239,251)	(693,908)	(924,475)
Cash flows from financing activities:
Payments of debt	(278,281)	(1,626)	(425,634)	(6,605)
Proceeds from long-term debt, net of issuance costs	273,407	688,908	625,155	1,364,925
Payments for repurchases of common stock	(81,352)	—	(184,388)	(199,997)
Payments of other long-term liabilities	(59)	(380)	(1,688)	(8,525)
(Payments for) proceeds from settlement of share-based derivatives, net	—	—	(3,801)	9,020
Excess tax benefits on employee equity awards	—	500	—	(3,583)
Proceeds from issuance of common stock from employee stock plans	11,485	8,884	30,216	27,747
Cash used to net share settle employee equity awards	(6,928)	(10,822)	(60,517)	(49,947)
Net cash (used in) provided by financing activities	(81,728)	685,464	(20,657)	1,133,035
Effects of exchange rate changes on cash and cash equivalents	312	2,537	(2,088)	978
Net (decrease) increase in cash and cash equivalents	(64,933)	590,206	(321,643)	682,537
Cash and cash equivalents at beginning of period	873,051	539,555	1,129,761	447,224
Cash and cash equivalents at end of period	$808,118	$1,129,761	$808,118	$1,129,761

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012

GAAP revenue	$472,243	$468,781	$1,855,279	$1,651,509
Acquisition-related revenue adjustments: product and licensing	10,728	17,624	70,112	74,060
Acquisition-related revenue adjustments: professional services and hosting	6,270	2,775	27,139	5,864
Acquisition-related revenue adjustments: maintenance and support	1,148	908	5,100	6,632
Non-GAAP revenue	$490,389	$490,088	$1,957,630	$1,738,065

GAAP cost of revenue	$198,735	$171,485	$766,550	$604,929
Cost of revenue from amortization of intangible assets	(15,476)	(15,300)	(63,583)	(60,034)
Cost of revenue adjustments: product and licensing (1,2)	956	2,002	6,117	8,135
Cost of revenue adjustments: professional services and hosting (1,2)	(4,925)	(8,818)	(16,139)	(25,981)
Cost of revenue adjustments: maintenance and support (1,2)	(446)	(330)	(3,537)	(956)
Non-GAAP cost of revenue	$178,844	$149,039	$689,408	$526,093

GAAP gross profit	$273,508	$297,296	$1,088,729	$1,046,580
Gross profit adjustments	38,037	43,753	179,493	165,392
Non-GAAP gross profit	$311,545	$341,049	$1,268,222	$1,211,972

GAAP income from operations	$3,691	$46,618	$48,482	$126,186
Gross profit adjustments	38,037	43,753	179,493	165,392
Research and development (1)	9,548	10,258	34,957	29,565
Sales and marketing (1)	15,817	18,187	58,451	54,281
General and administrative (1)	13,532	20,238	43,687	63,233
Amortization of intangible assets	26,528	24,391	105,258	95,416
Costs associated with IP collaboration agreements	4,937	5,250	20,582	21,000
Acquisition-related costs, net	6,962	12,374	29,685	58,746
Restructuring and other charges, net	1,716	1,466	16,385	8,268
Other	3,543	—	9,732	—
Non-GAAP income from operations	$124,311	$182,535	$546,712	$622,087

GAAP (benefit) provision from income taxes	$(545)	$(95,992)	$18,558	$(141,833)
Non-cash taxes	5,065	97,741	2,450	160,883
Non-GAAP provision for income taxes	$4,520	$1,749	$21,008	$19,050

GAAP net (loss) income	$(32,320)	$117,641	$(115,238)	$207,135
Acquisition-related adjustment - revenue (2)	18,146	21,307	102,351	86,556
Acquisition-related adjustment - cost of revenue (2)	(1,905)	(2,336)	(8,671)	(8,700)
Acquisition-related costs, net	6,962	12,374	29,685	58,746
Cost of revenue from amortization of intangible assets	15,476	15,300	63,583	60,034
Amortization of intangible assets	26,528	24,391	105,258	95,416
Non-cash stock-based compensation (1)	45,217	58,165	159,325	174,581
Non-cash interest expense	11,096	10,709	40,019	35,497
Non-cash income taxes	(5,065)	(97,741)	(2,450)	(160,883)
Costs associated with IP collaboration agreements	4,937	5,250	20,582	21,000
Change in fair value of share-based instruments	862	(1,647)	6,615	(7,997)
Loss or (gain) on non-controlling strategic equity interests	—	—	790	(13,726)
Restructuring and other charges, net	1,716	1,466	16,385	8,268
Other	3,543	—	9,732	—
Non-GAAP net income	$95,193	$164,879	$427,966	$555,927

Non-GAAP diluted net income per share	$0.30	$0.51	$1.33	$1.73

Diluted weighted average common shares outstanding	317,574	322,424	322,952	320,822

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$271	$19	$769	$137
Cost of professional services and hosting	5,603	9,133	17,924	26,409
Cost of maintenance and support	446	330	3,537	956
Research and development	9,548	10,258	34,957	29,565
Sales and marketing	15,817	18,187	58,451	54,281
General and administrative	13,532	20,238	43,687	63,233
Total	$45,217	$58,165	$159,325	$174,581

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$18,146	$21,307	$102,351	$86,556
Cost of product and licensing	(1,227)	(2,021)	(6,886)	(8,272)
Cost of professional services and hosting	(678)	(315)	(1,785)	(428)
Total	$16,241	$18,971	$93,680	$77,856

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3	$451.0	$469.8	$472.2	$1,855.3
Adjustment	$21.4	$27.4	$16.5	$21.3	$86.6	$30.1	$33.0	$21.0	$18.2	$102.4
Non-GAAP Revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8	$490.4	$1,957.7

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$145.1	$149.7	$184.5	$189.3	$668.6	$204.7	$219.1	$230.0	$220.0	$873.8
Adjustment	$0.2	$0.2	$0.0	$0.4	$0.8	$12.7	$10.2	$8.1	$6.7	$37.8
Non-GAAP Revenue	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4	$229.3	$238.1	$226.7	$911.6

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$103.4	$110.3	$126.0	$143.2	$483.0	$128.8	$113.0	$108.7	$117.2	$467.7
Adjustment	$5.1	$4.8	$6.4	$9.0	$25.3	$2.9	$3.2	$2.3	$3.1	$11.5
Non-GAAP Revenue	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7	$116.2	$111.0	$120.3	$479.2

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$72.2	$79.6	$74.1	$89.1	$315.0	$83.7	$72.9	$78.1	$85.5	$320.2
Adjustment	$3.6	$11.8	$0.4	$1.2	$17.0	$0.0	$1.6	$0.8	$0.9	$3.3
Non-GAAP Revenue	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7	$74.5	$78.9	$86.4	$323.5

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$39.9	$50.7	$47.1	$47.2	$184.9	$45.1	$46.0	$53.0	$49.5	$193.6
Adjustment	$12.5	$10.6	$9.7	$10.7	$43.5	$14.5	$18.0	$9.8	$7.5	$49.8
Non-GAAP Revenue	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6	$64.0	$62.8	$57.0	$243.4

Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$164.7	$176.5	$190.3	$209.2	$740.7	$197.9	$173.9	$191.6	$192.3	$753.7
Adjustment	$18.3	$24.5	$13.5	$17.6	$73.9	$21.6	$23.9	$13.9	$10.9	$70.1
Non-GAAP Revenue	$183.0	$201.0	$203.8	$226.8	$814.6	$219.5	$197.8	$205.5	$203.2	$823.8

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$37.5	$44.8	$47.3	$53.5	$183.1	$51.0	$51.0	$53.2	$52.9	$208.1
Adjustment	$0.2	$0.2	$0.1	$0.2	$0.7	$5.0	$5.8	$4.2	$2.8	$17.9
Non-GAAP Revenue	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0	$56.8	$57.4	$55.7	$226.0

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$102.1	$110.7	$134.6	$143.4	$490.9	$149.3	$162.3	$157.2	$155.5	$624.3
Adjustment	$0.8	$0.9	$1.0	$2.6	$5.3	$2.0	$2.0	$1.8	$3.4	$9.3
Non-GAAP Revenue	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3	$164.3	$159.0	$158.9	$633.6

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013
GAAP Revenue	$56.3	$58.3	$59.5	$62.7	$236.8	$64.1	$63.8	$67.8	$71.5	$269.2
Adjustment	$2.1	$1.8	$1.9	$0.9	$6.7	$1.5	$1.3	$1.1	$1.1	$5.1
Non-GAAP Revenue	$58.4	$60.1	$61.4	$63.6	$243.5	$65.6	$65.1	$68.9	$72.6	$274.3

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	2012	2012	2012	2012	2013	2013	2013	2013
Annualized Line Run-Rate in Nuance's Healthcare On-Demand Business (in billions)	3.977	4.123	4.959	4.840	5.138	5.193	5.227	5.075
Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,334.4	1,386.5	1,880.4	1,906.4	2,083.8	2,103.4	2,091.2	2,084.1

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2012	2012	2012	2012	2012	2013	2013	2013	2013	2013

Total segment revenues	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8	$490.4	$1,957.7
Acquisition related revenues	(21.4)	(27.4)	(16.5)	(21.3)	(86.6)	(30.1)	(33.0)	(21.0)	(18.2)	(102.4)
Total consolidated revenues	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3	$451.0	$469.8	$472.2	$1,855.3

Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7	$167.3	$172.0	$159.4	$672.3
Corporate expenses and other, net	(20.8)	(26.4)	(26.2)	(29.4)	(102.8)	(30.1)	(26.3)	(40.6)	(38.6)	(135.3)
Acquisition-related revenues and costs of revenue adjustment	(19.1)	(25.3)	(14.5)	(19.0)	(77.8)	(27.7)	(30.4)	(19.3)	(16.2)	(93.7)
Non-cash stock-based compensation	(32.8)	(38.0)	(45.6)	(58.2)	(174.6)	(45.3)	(29.6)	(39.2)	(45.2)	(159.3)
Amortization of intangible assets	(38.1)	(36.8)	(40.9)	(39.7)	(155.5)	(41.7)	(42.6)	(42.5)	(42.0)	(168.8)
Acquisition-related (costs) income, net	(14.6)	(15.0)	(16.8)	(12.3)	(58.7)	(15.7)	(15.4)	8.5	(7.0)	(29.7)
Restructuring and other charges, net	(2.9)	(2.5)	(1.4)	(1.5)	(8.3)	(1.7)	(5.1)	(7.9)	(1.7)	(16.4)
Costs associated with IP collaboration agreements	(5.3)	(5.3)	(5.3)	(5.2)	(21.0)	(5.3)	(5.5)	(4.9)	(4.9)	(20.6)
Other expense, net	(11.4)	(18.4)	(6.1)	(25.0)	(60.9)	(36.9)	(37.6)	(34.1)	(36.6)	(145.2)
(Loss) income before income taxes	($0.1)	$12.4	$31.4	$21.6	$65.3	($30.7)	($25.2)	($8.0)	($32.8)	($96.7)

Schedules may not add due to rounding.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31, 2013
	Low	High
GAAP revenue	$458,000	$468,000
Acquisition-related adjustment - revenue	19,000	19,000
Non-GAAP revenue	$477,000	$487,000

GAAP net loss per share	$(0.22)	$(0.19)
Acquisition-related adjustment - revenue	0.06	0.06
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.00	0.00
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.15	0.15
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00
Other	0.00	0.00
Non-GAAP net income per share	$0.18	$0.21

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	314,900	314,900
Weighted average common shares: diluted	317,500	317,500

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2014
	Low	High
GAAP revenue	$1,974,500	$2,034,500
Acquisition-related adjustment - revenue	55,500	55,500
Non-GAAP revenue	$2,030,000	$2,090,000

GAAP net loss per share	$(0.58)	$(0.48)
Acquisition-related adjustment - revenue	0.17	0.17
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.08	0.08
Cost of revenue from amortization of intangible assets	0.18	0.18
Amortization of intangible assets	0.33	0.33
Non-cash stock-based compensation	0.67	0.67
Non-cash interest expense	0.12	0.12
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.06	0.06
Restructuring and other charges, net	0.00	0.00
Other	0.00	0.00
Non-GAAP net income per share	$1.05	$1.15

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	318,000	318,000
Weighted average common shares: diluted	320,000	320,000